SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                ----------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)
                                ----------------

    INFORMATION TO BE INCLUDED IN STATEMENTS PURSUANT TO RULES 13d-1(b), (c)
             AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                         (Amendment No. _____________)*


                                Live Nation, Inc.
                                (Name of Issuer)

                          Common Stock, $.01 par value
                         (Title of Class of Securities)

                                    538034109
                                 (CUSIP Number)

                                January 20, 2006
             (Date of Event Which Requires Filing of this Statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:
     [ ]  Rule 13d-1(b)
     [X]  Rule 13d-1(c)
     [ ]  Rule 13d-1(d)

-----------

     * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Schedule 13 G                                                     PAGE 2 of 12

CUSIP No. 538034109
-----------------------------------------------------------------------------
     (1)   NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
           Alson Capital Partners, LLC
-----------------------------------------------------------------------------
     (2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [x]
                                                                    (b) [ ]
-----------------------------------------------------------------------------
     (3)   SEC USE ONLY

-----------------------------------------------------------------------------
     (4)   CITIZENSHIP OR PLACE OF ORGANIZATION
           Delaware
-----------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES
               -------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    4,121,000
OWNED BY       -------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    4,121,000
-----------------------------------------------------------------------------
     (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
           BY EACH REPORTING PERSON
           4,121,000
-----------------------------------------------------------------------------
    (10)   CHECK BOX IF THE AGGREGATE AMOUNT
           IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
-----------------------------------------------------------------------------
    (11)   PERCENT OF CLASS REPRESENTED
           BY AMOUNT IN ROW (9)
           6.1%
-----------------------------------------------------------------------------
    (12)   TYPE OF REPORTING PERSON
           IA
-----------------------------------------------------------------------------

Schedule 13 G                                                     PAGE 3 of 12

CUSIP No. 538034109
-----------------------------------------------------------------------------
     (1)   NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
           Neil Barsky
-----------------------------------------------------------------------------
     (2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [x]
                                                                    (b) [ ]
-----------------------------------------------------------------------------
     (3)   SEC USE ONLY

-----------------------------------------------------------------------------
     (4)   CITIZENSHIP OR PLACE OF ORGANIZATION
           United States
-----------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES
               -------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    4,121,000
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    4,121,000
-----------------------------------------------------------------------------
     (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
           BY EACH REPORTING PERSON
           4,121,000
-----------------------------------------------------------------------------
    (10)   CHECK BOX IF THE AGGREGATE AMOUNT
           IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
-----------------------------------------------------------------------------
    (11)   PERCENT OF CLASS REPRESENTED
           BY AMOUNT IN ROW (9)
           6.1%
-----------------------------------------------------------------------------
    (12)   TYPE OF REPORTING PERSON
           IN
-----------------------------------------------------------------------------

Schedule 13 G                                                     PAGE 4 of 12

CUSIP No. 538034109
-----------------------------------------------------------------------------
     (1)   NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Alson
           Signature Fund Offshore Portfolio, Ltd.
-----------------------------------------------------------------------------
     (2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [x]
                                                                    (b) [ ]
-----------------------------------------------------------------------------
     (3)   SEC USE ONLY

-----------------------------------------------------------------------------
     (4)   CITIZENSHIP OR PLACE OF ORGANIZATION
           Cayman Islands
-----------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES
                -------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    3,281,940
OWNED BY
                -------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING
                -------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    3,281,940

-----------------------------------------------------------------------------
     (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
           BY EACH REPORTING PERSON
           3,281,940
-----------------------------------------------------------------------------
    (10)   CHECK BOX IF THE AGGREGATE AMOUNT
           IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
-----------------------------------------------------------------------------
    (11)   PERCENT OF CLASS REPRESENTED
           BY AMOUNT IN ROW (9)
           4.9%
-----------------------------------------------------------------------------
    (12)   TYPE OF REPORTING PERSON
           CO
-----------------------------------------------------------------------------

Schedule 13 G                                                     PAGE 5 of 12

CUSIP No. 538034109
-----------------------------------------------------------------------------
     (1)   NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
           Alson Partners, LLC
-----------------------------------------------------------------------------
     (2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [x]
                                                                    (b) [ ]
-----------------------------------------------------------------------------
     (3)   SEC USE ONLY

-----------------------------------------------------------------------------
     (4)   CITIZENSHIP OR PLACE OF ORGANIZATION
           Delaware
-----------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES
                -------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    839,060
OWNED BY
                -------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING
                -------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    839,060

-----------------------------------------------------------------------------
     (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
           BY EACH REPORTING PERSON
           839,060
-----------------------------------------------------------------------------
    (10)   CHECK BOX IF THE AGGREGATE AMOUNT
           IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
-----------------------------------------------------------------------------
    (11)   PERCENT OF CLASS REPRESENTED
           BY AMOUNT IN ROW (9)
           1.2%
-----------------------------------------------------------------------------
    (12)   TYPE OF REPORTING PERSON
           PN
-----------------------------------------------------------------------------

Schedule 13 G                                                     PAGE 6 of 12

CUSIP No. 538034109
-----------------------------------------------------------------------------
     (1)   NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
           Alson Signature Fund, L.P.
-----------------------------------------------------------------------------
     (2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [x]
                                                                    (b) [ ]
-----------------------------------------------------------------------------
     (3)   SEC USE ONLY

-----------------------------------------------------------------------------
     (4)   CITIZENSHIP OR PLACE OF ORGANIZATION
           Delaware
-----------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES
                -------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    562,540
OWNED BY
                -------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING
                -------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    562,540

-----------------------------------------------------------------------------
     (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
           BY EACH REPORTING PERSON
           562,540
-----------------------------------------------------------------------------
    (10)   CHECK BOX IF THE AGGREGATE AMOUNT
           IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
-----------------------------------------------------------------------------
    (11)   PERCENT OF CLASS REPRESENTED
           BY AMOUNT IN ROW (9)
           0.8%
-----------------------------------------------------------------------------
    (12)   TYPE OF REPORTING PERSON
           PN
-----------------------------------------------------------------------------

Schedule 13 G                                                     PAGE 7 of 12

CUSIP No. 538034109
-----------------------------------------------------------------------------
     (1)   NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
           Alson Signature Fund I, L.P.
-----------------------------------------------------------------------------
     (2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [x]
                                                                    (b) [ ]
-----------------------------------------------------------------------------
     (3)   SEC USE ONLY

-----------------------------------------------------------------------------
     (4)   CITIZENSHIP OR PLACE OF ORGANIZATION
           Delaware
-----------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES
                -------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    276,520
OWNED BY
                -------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING
                -------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    276,520

-----------------------------------------------------------------------------
     (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
           BY EACH REPORTING PERSON
           276,520
-----------------------------------------------------------------------------
    (10)   CHECK BOX IF THE AGGREGATE AMOUNT
           IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
-----------------------------------------------------------------------------
    (11)   PERCENT OF CLASS REPRESENTED
           BY AMOUNT IN ROW (9)
           0.4%
-----------------------------------------------------------------------------
    (12)   TYPE OF REPORTING PERSON
           PN
-----------------------------------------------------------------------------

Schedule 13 G                                                     PAGE 8 of 12

ITEM 1(a).  NAME OF ISSUER:
            Live Nation, Inc.

ITEM 1(b).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
            2000 West Loop South, Suite 1300, Houston, TX  77027

ITEMS 2(a), 2(b) and 2(c).   NAME OF PERSON FILING, ADDRESS OF PRINCIPAL
BUSINESS OFFICE AND CITIZENSHIP:

     This statement is filed by the entities and persons listed below, all of whom together are referred to herein as the "Reporting Persons":

          (i) Alson Capital Partners, LLC ("Alson"), a Delaware limited liability company, with respect to the Shares reported in this
               Schedule 13G held by certain investment funds and discretionary accounts managed by Alson (the "Accounts").

         (ii) Neil Barsky, who is the Managing Member of Alson, with respect to the Shares reported in this Schedule 13G held by the Accounts, and the Managing Member of Alson Partners, LLC (the "General Partner").

        (iii) The General Partner, a Delaware limited liability company, which is the general partner of Alson Signature Fund, L.P. ("Signature Fund") and Alson Signature Fund I, L.P. ("Signature Fund I").

        (iii) Alson Signature Fund Offshore Portfolio, Ltd. ("Portfolio"), a Cayman Islands company, with respect to shares owned by it.

         (iv) Signature Fund, a Delaware limited partnership, with respect to shares owned by it.

          (v) Signature Fund I, a Delaware limited partnership, with respect to shares owned by it.

The citizenship of each of Alson, General Partner, Portfolio, Signature Fund and Signature Fund I is set forth above. Neil Barsky is a United States citizen.

The address of the principal business office of each of the Reporting Persons is 810 Seventh Avenue, 39th Floor, New York, New York 10019.

ITEM 2(d).  TITLE OF CLASS OF SECURITIES: Common Stock, $0.01 par value

ITEM 2(e).  CUSIP NUMBER:      538034109

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO 13d-1(b) OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

          (a)   [ ]   Broker or dealer registered under Section 15 of the Act

          (b)   [ ]   Bank as defined in Section 3(a)(6) of the Act

          (c)   [ ]   Insurance Company as defined in Section 3(a)(19) of the
                      Act

Schedule 13 G                                                     PAGE 9 of 12


          (d)   [ ]   Investment Company registered under Section 8 of the
                      Investment Company Act of 1940

          (e)   [ ]   Investment Adviser registered under Section 203 of the
                      Investment Advisers Act of 1940: see
                      Rule 13d-1(b)(1)(ii)(E)

          (f)   [ ]   Employee Benefit Plan, Pension Fund which is subject to
                      the provisions of the Employee Retirement Income Security
                      Act of 1974 or Endowment Fund; see Rule 13d-1(b)(1)(ii)(F)

          (g)   [ ]   Parent Holding Company, in accordance with
                      Rule 13d-1(b)(ii)(G);

          (h)   [ ]   Savings Associations as defined in Section 3(b) of the
                      Federal Deposit Insurance Act;

          (i)   [ ]   Church Plan that is excluded from the definition of an
                      investment company under Section 3(c)(14) of the Investment Company Act of 1940;

          (j)   [ ]   Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

         IF THIS STATEMENT IS FILED PURSUANT TO Rule 13d-1(c), CHECK THIS
BOX. [x]

ITEM 4.   OWNERSHIP.

          Alson serves as principal investment manager to a number of investment funds and discretionary accounts with respect to which it has voting and dispositive authority over the Shares reported in this Schedule 13G, including such an account for Portfolio. Mr. Neil Barsky is the Managing Member of Alson. As such, he may be deemed to control such entity and therefore may be deemed to be the beneficial owner of the Shares reported in this Schedule 13G.

          Each of the Reporting Persons hereby disclaims any beneficial ownership of any such Shares.

     A.   Alson
          (a)  Amount beneficially owned: 4,121,000
          (b) Percent of class: 6.1% (All percentages herein are based on 67,565,491 shares of Live Nation, Inc. common stock at November 4, 2005, as reflected in the Form 10-12B/A filed by the Company on December 8, 2005.)
          (c)  Number of shares as to which such person has:
               (i)  sole power to vote or to direct the vote
                    0
              (ii)  shared power to vote or to direct the vote
                    4,121,000
             (iii)  sole power to dispose or to direct the disposition of
                    0

Schedule 13 G                                                     PAGE 10 of 12


              (iv) shared power to dispose or to direct the disposition of 4,121,000

     B.   Neil Barsky
          (a)  Amount beneficially owned: 4,121,000
          (b)  Percent of class: 6.1%
          (c)  Number of shares as to which such person has:
               (i)  sole power to vote or to direct the vote
                    0
              (ii)  shared power to vote or to direct the vote
                    4,121,000
             (iii)  sole power to dispose or to direct the disposition
                    0
              (iv) shared power to dispose or to direct the disposition of 4,121,000

     C.   Portfolio
          (a)  Amount beneficially owned: 3,281,940
          (b)  Percent of class: 4.9%
          (c)  Number of shares as to which such person has:
               (i)  sole power to vote or to direct the vote
                    0
              (ii)  shared power to vote or to direct the vote
                    3,281,940
             (iii)  sole power to dispose or to direct the disposition of
                    0
              (iv) shared power to dispose or to direct the disposition of 3,281,940

     D.   General Partner
          (a)  Amount beneficially owned: 839,060
          (b)  Percent of class: 1.2%
          (c)  Number of shares as to which such person has:
               (i)  sole power to vote or to direct the vote
                    0
              (ii)  shared power to vote or to direct the vote
                    839,060
             (iii)  sole power to dispose or to direct the disposition of
                    0
              (iv)  shared power to dispose or to direct the disposition of
                    839,060

     E.   Signature Fund
          (a)  Amount beneficially owned: 562,540
          (b)  Percent of class: 0.8%
          (c)  Number of shares as to which such person has:
               (i)  sole power to vote or to direct the vote
                    0
              (ii)  shared power to vote or to direct the vote
                    562,540

             (iii)  sole power to dispose or to direct the disposition of
                    0
              (iv)  shared power to dispose or to direct the disposition of
                    562,540

Schedule 13 G                                                     PAGE 11 of 12


     F.   Signature Fund I
          (a)  Amount beneficially owned: 276,520
          (b)  Percent of class: 0.4%
          (c)  Number of shares as to which such person has:
               (i)  sole power to vote or to direct the vote
                    0
              (ii)  shared power to vote or to direct the vote
                    276,520
             (iii)  sole power to dispose or to direct the disposition of
                    0
              (iv)  shared power to dispose or to direct the disposition of
                    276,520

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.
          Not applicable.

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.
          Neil Barsky is the Managing Member of Alson. Alson is the Investment Advisor of Portfolio, Signature Fund and Signature Fund I.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY. Not applicable.

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
          See Item 4.

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP.
          Not applicable.

ITEM 10.  CERTIFICATION.  (if filing pursuant to Rule 13d-1(c))

          Each of the Reporting Persons hereby make the following certification:

          By signing below each Reporting Person certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and not held in connection with or as a participant in any transaction having that purpose or effect.

Schedule 13 G                                                     PAGE 12 of 12

                                   SIGNATURES

      After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

DATED:  January 25, 2006         /s/ Neil Barsky
                                 -----------------------------------
                                 ALSON CAPITAL PARTNERS, LLC
                                 By Neil Barsky
                                 Managing Member


                                 /s/ Neil Barsky
                                 -----------------------------------
                                 Neil Barsky


                                 /s/ Scott Somerville
                                 -----------------------------------
                                 ALSON SIGNATURE FUND OFFSHORE PORTFOLIO, LTD. By Scott Somerville, Director


                                 /s/ Neil Barsky
                                 -----------------------------------
                                 ALSON PARTNERS, LLC
                                 By Neil Barsky, Managing Member


                                 /s/ Neil Barsky
                                 -----------------------------------
                                 ALSON SIGNATURE FUND, L.P.
                                 By Alson Partners, LLC, General Partner
                                 By Neil Barsky, Managing Member


                                 /s/ Neil Barsky
                                 -----------------------------------
                                 ALSON SIGNATURE FUND I, L.P.
                                 By Alson Partners, LLC, General Partner
                                 By Neil Barsky, Managing Member

CUSIP No. 538034109                    13G                  PAGE 13 of 13 Pages


                                    EXHIBIT 1

                           JOINT ACQUISITION STATEMENT
                            PURSUANT TO RULE 13d-1(k)


           The undersigned acknowledge and agree that the foregoing statement on
Schedule 13G, is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G, shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.


DATED:  January 25, 2006         /s/ Neil Barsky
                                 -----------------------------------
                                 ALSON CAPITAL PARTNERS, LLC
                                 By Neil Barsky, Managing Member


                                 /s/ Neil Barsky
                                 -----------------------------------
                                 Neil Barsky


                                 /s/ Scott Somerville
                                 -----------------------------------
                                 ALSON SIGNATURE FUND OFFSHORE PORTFOLIO, LTD. By Scott Somerville, Director


                                 /s/ Neil Barsky
                                 -----------------------------------
                                 ALSON PARTNERS, LLC
                                 By Neil Barsky, Managing Member


                                 /s/ Neil Barsky
                                 -----------------------------------
                                 ALSON SIGNATURE FUND, L.P.
                                 By Alson Partners, LLC, General Partner
                                 By Neil Barsky, Managing Member


                                 /s/ Neil Barsky
                                 -----------------------------------
                                 ALSON SIGNATURE FUND I, L.P.
                                 By Alson Partners, LLC, General Partner
                                 By Neil Barsky, Managing Member